EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Aratana Therapeutics, Inc. (a development stage enterprise) of our report dated March 20, 2013, except for the effect of the reverse stock split as described in Note 17, as to which the date is May 23, 2013, and except for the third and fourth paragraphs in Note 1, as to which the date is January 21, 2014, relating to the financial statements of Aratana Therapeutics, Inc. (a development stage enterprise), which appears in Amendment No. 2 to Form S-1 (File No. 333-193324) of Aratana Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 28, 2014